SEPARATION, RELEASE AND CONSULTING AGREEMENT

This SEPARATION, RELEASE AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 30th day of March 2010 by and between Ernest A. Elgin III (hereinafter “Executive”) and Nephros, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer and has served as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, in connection with his employment with the Company, Executive executed an Employment Agreement dated September 15, 2008 (the “Employment Agreement”); and

WHEREAS, in connection with his employment, pursuant to the Nephros, Inc. 2004 Stock Incentive Plan and certain Incentive Stock Option Agreements dated September 15, 2008, January 6, 2009 and December 31, 2009, the Company granted Executive options to purchase a total of 825,000 shares of common stock of the Company (the “Incentive Option Shares”), 206,250 of which shares have vested as of the Termination Date (as defined below); and

WHEREAS, Executive wishes to voluntarily resign from his employment and relinquish his Board seat, and the Company wishes to accept such resignation and Board seat; and

WHEREAS, notwithstanding Executive’s resignation, Company and Executive have agreed that Executive will have the benefit of a temporary consulting arrangement with the Company; and

WHEREAS, the parties intend that this Agreement will set out the terms of Executive’s separation from his employment, the general release of the Company by Executive and the terms of Executive’s consulting arrangement with the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Termination of Employment; Board Resignation.  Executive hereby resigns from his regular full time employment with the Company, effective March 30, 2010 (the “Termination Date”), and the Company hereby accepts such resignation.  In addition, Executive hereby resigns as a director of the Company, effective as of the Termination Date.  Executive will receive his regular salary (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Executive) for his work through the Termination Date on the Company’s next regular payday following the Termination Date.  Except as expressly provided herein or required by applicable law, after the Termination Date, Executive will be entitled to no further employee benefits from the Company.  In addition, upon receipt of his final paycheck from the Company, Executive acknowledges and agrees that he will have been paid all compensation for labor or services rendered by him for the Company or on the Company’s behalf through the Termination Date.  Executive hereby agrees not to seek reemployment by the Company.

2.           Severance Benefits.  In consideration of Executive’s execution of this Agreement and of the general release contained herein, the Company will pay to Executive his regular base salary (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Executive) for a period of three (3) weeks (the “Severance Payment”).  The Severance Payment shall be paid to Executive in accordance with the Company’s regular payroll practices and procedures beginning on the Company’s first regular payday following the expiration of the “Revocation Period” as defined in Section 14 below.  In addition, conditioned upon Executive’s proper and timely election to continue his health insurance benefits under COBRA after the Termination Date, the Company will pay Executive’s applicable COBRA premiums for the period ending April 30, 2010 (the “COBRA Payment”).  Thereafter, Executive will have the right to continue his health insurance coverage under COBRA at his own expense. Each party agrees it is the Company’s normal practice to reimburse employees for the first $5,000 of out-of-pocket expenditures made to satisfy the deductible under the Company’s insurance plan, and the Company agrees to extend this reimbursement practice to Executive for calendar year 2010 so long as the COBRA coverage continues. Further, the Company agrees to continue Executive's current Company-provided vision and dental insurance through April 30, 2010. Executive hereby acknowledges that, but for his execution of this Agreement and the release contained herein, he would not be entitled to receive the Severance Payment, COBRA Payment, dental and vision benefits or deductible reimbursement as provided for herein.

If Executive does not sign this Agreement and return it to the Company within twenty-one (21) days, or if Executive revokes it pursuant to Section 14 below, Executive will not be entitled to receive the separation benefits described herein.

3.           Incentive Option Shares.  All unvested Incentive Option Shares are forfeited as of the Termination Date.  Executive will have up to ninety (90) days after the Termination Date to exercise his unexercised vested Incentive Option Shares; thereafter, any unexercised Incentive Option Shares will be cancelled.  Executive covenants and agrees that he will not sell any Incentive Option Shares he acquires for a period of thirty (30) days from the date hereof.  Executive will remain subject to and personally responsible for his own actions under insider trading rules and all other applicable securities laws.

4.           Consulting Arrangement.  As further consideration for Executive’s execution of this Agreement and of the general release contained herein, during the period beginning from and after the Termination Date through May 31, 2010 (the “Initial Consulting Period”), Executive agrees to make himself available to render, and to render at the request of the Board, the Acting Chief Executive Officer or the Chief Executive Officer, services as are deemed necessary by the Company (the “Consulting Services”).  During the Initial Consulting Period, Executive will be expected to devote up to fifteen (15) hours per week providing the Consulting Services.  Beginning April 16th and ending on May 31st, the Company will pay Executive for his services at the rate of fifty percent (50%) of his regular base salary in effect prior to the Termination Date.  In addition, in the discretion of the Company, the Company may elect to extend the consulting arrangement for a period of up to four (4) additional months (the “Extended Consulting Period”).  During the Extended Consulting Period, Executive will be expected to devote up to seven and one half (7½) hours per week providing the Consulting Services, and the Company will pay Executive at the rate of twenty-five percent (25%) of his regular base salary in effect prior to the Termination Date.  (Fees paid to Executive during the Initial and Extended Consulting Periods are hereinafter referred to as the “Consulting Fees”).  If the Company elects to extend the consulting arrangement after the Initial Consulting Period, the Company may terminate the consulting arrangement at any time, in its discretion, upon thirty (30) days written notice to Executive.  Upon termination of the consulting arrangement, Executive will receive only the Consulting Fees earned through the date of such termination.  Executive hereby acknowledges and agrees that, during the Initial and the Extended Consulting Periods, Executive will be an independent contractor and not an employee of the Company, and therefore will not be entitled to any benefits or rights provided by the Company to employees (whether by agreement or by operation or law), including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave, retirement plans, health plans, premium overtime pay, and the like.  In addition, the Company will not provide workers’ compensation coverage for Executive.  Because Executive will be an independent contractor, the Company will have no obligations to pay Executive overtime compensation under the Fair Labor Standards Act, or to make any payments other than what is agreed to by the parties in this Agreement.  Executive hereby agrees to indemnify, defend and hold harmless the Company, its officers, directors, employees, agents and shareholders, from and against any and all claims, actions, proceedings, liabilities or losses including, without limitation, reasonable attorneys’ fees, arising from or based on the Fair Labor Standards Act, workers’ compensation laws, the Internal Revenue Code or any other federal, state or local law in connection with Executive’s providing the Consulting Services to the Company pursuant to this Agreement.

5.           Release of Claims.  In exchange for the Company’s providing Executive with the separation benefits described herein, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law).  The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing.  Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1, the New York Human Rights Act, the New York City Administrative Code and the Federal Age Discrimination In Employment Act (29 U.S.C.  § 621 et. seq.).

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties.  Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.

6.           No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 5 is a final compromise of any potential claims by Executive against the Company and/or the Company Parties in connection with his employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims.  Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to the termination of Executive’s employment with the Company.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from  any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

7.           Cooperation.  By signing this Agreement, Executive promises and agrees, at all times after the Termination Date, to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by the Company or against the Company or any of the Company Parties which relates to, arises out of or is connected directly or indirectly with (i) Executive’s employment with the Company, (ii) any other relationship or dealings between Executive and the Company or any of the Company Parties, or (iii) any other matter relating to the Company or any of the Company Parties.  Executive’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action.  Further, Executive promises and agrees that, in the event he is subject to a valid and enforceable subpoena or court order which compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Company Parties, he will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during his testimony, to the maximum extent possible, consistent with his obligation to provide truthful testimony.  Executive further agrees that, in the event he is named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with Executive’s employment with the Company, or any act, omission or conduct occurring during Executive’s employment with the Company, he will provide reasonable and prompt notice of this fact to the Company.  The Company agrees to reimburse Executive for reasonable out-of-pocket expenses resulting from such cooperation and consultation.  If counsel is required in connection with any such matter, Company may, at its option, provide Executive with representation by Company counsel or reimburse separate counsel, acceptable to the Company, retained to represent Executive.

8.           Return of Property.  Following the Consulting Period, or earlier as deemed by the Company, Executive shall return all property of the Company in his possession, including, without limitation, any Company credit cards, Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s proprietary products, customers and business and Confidential Information as defined in the Employment Agreement.  Such property shall be in the same condition as when provided to Executive, reasonable wear and tear excepted.

9.           Confidentiality and Restrictive Covenants.  Executive hereby acknowledges and agrees that his post-employment duties and obligations under the Employment Agreement will remain in full force and effect in accordance with their terms, and that a breach of the Employment Agreement will also constitute a breach of this present Agreement.

10.           No Disparagement.  Executive agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity.

11.           Relief and Enforcement.  Executive understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, any breach of this Agreement by Executive will relieve the Company of its obligation to provide any unpaid Severance Payment as set out in Section 2, above, and Executive agrees that he will repay to the Company any and all Consulting Fees that have been paid to him pursuant to Section 4, above.  Executive also understands and agrees that if he violates the terms of Sections 7, 8, 9 and 10 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law.  Accordingly, Executive agree that if he violates Sections 7, 8, 9, and 10 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement.  The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

12.           Assignment.  This Agreement may not be assigned by Executive without the prior written consent of the Company.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term “Company” shall include any of the Company’s subsidiaries, subdivisions or affiliates.

13.           No Modifications; Governing Law; Entire Agreement.  This Agreement cannot be amended, modified or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto and expressly states that it is intended to amend, modify or terminate this Agreement or waive a provision hereof.  The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement and the Employment Agreement set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

14.           Right to Revoke.  ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”).  IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO GERALD KOCHANSKI, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

15.           Voluntary Execution.  By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

THE COMPANY: NEPHROS, INC. By: ______________________(SEAL) Name: Title: EXECUTIVE: _________________________(SEAL) Ernest A. Elgin III